Exhibit 99.1

For Further Information:

Heather Wietzel

616-233-0500

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts Sees Record Thanksgiving Weekend Visits

Management Highlights IPO Proceeds Used to
Prepay $75.8 Million of Debt

Wildwood, Missouri, December 8, 2014 — Peak Resorts, Inc.  (NASDAQ:SKIS) today announced that its open resorts saw an increase of over 55 percent in the number of visits over the four-day Thanksgiving holiday weekend, to approximately 19,800 visits compared with approximately 12,500 visits for the same four-day weekend last year.  Opening and closing dates at any resort are dependent upon weather conditions, but the peak season for skiing at the company’s resorts generally starts in early December and runs to mid-April.

Timothy D. Boyd, president and chief executive officer, said, “Opening any of our resorts for Thanksgiving weekend is a big plus for us, and achieving record attendance levels with the same number of open resorts compared to last Thanksgiving is even better. In addition, we had record online sales of advance lift and tubing tickets and gift cards for the Black Friday — Cyber Monday weekend. Positioned as stocking stuffers and gifts, the visits triggered by their purchase help kick our ski season off to a great start.”

On a same-resort basis, advance lift and tubing ticket and gift card sales for the four-day period were up more than 75 percent to over $700,000 this year, with total sales rising over 200 percent compared to the same holiday weekend last year. Total sales include the contribution of Mad River Mountain, which participated in the Black Friday — Cyber Monday program for the first time this year.

Boyd added, “Across the board, our resorts are well positioned to benefit from increased consumer spending on leisure activities.  All 13 employ high-capacity snowmaking capabilities on over 90 percent of their terrain, and the diversity of our services and amenities appeals to a wide range of skiers, snowboarders and tubers alike.”

Debt Restructuring

The company further announced that it and certain of its subsidiaries have successfully completed the debt restructuring planned in connection with the company’s November 20, 2014, initial public offering.  The prepayment of $75.8 million of debt from offering proceeds reduced the company’s total outstanding debt to approximately $100 million as of December 1, 2014.

Stephen J. Mueller, chief financial officer, added, “The IPO proceeds have been used as planned, and the final restructuring agreements contained no material changes to the terms previously provided with the offering prospectus.  As a result, net outstanding debt is now 3.6 times the $25.4 million in EBITDA we reported for fiscal 2014 (12 months ended April 30, 2014). We also estimate that interest expense for fiscal 2014 would have been approximately $9.6 million based on the lower level of debt and restructured terms, compared with actual interest expense for fiscal 2014 of $17.3 million.”

Non-GAAP Reconciliation

As described in the prospectus related to the initial public offering, the company defines EBITDA as net income before interest, income taxes, depreciation and amortization, gain on sale/leaseback, investment income, other income or expense and other non-recurring items. In fiscal 2014, the company reported EBITDA of $25.4 million, which reflects a net loss of $1.5 million and excludes: an income tax benefit of $0.5 million; interest expense of $17.3 million; depreciation and amortization of $9.2 million; gain on sale/leaseback of $0.3 million; and, a non-routine expense for legal fees and lawsuit settlements of $1.2 million.

Registration Information

The registration statement relating to the company’s initial public offering was declared effective by the Securities and Exchange Commission on November 20, 2014. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, and there shall not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Any offer or sale will be made only by means of a written prospectus forming part of the effective registration statement. A copy of the final prospectus relating to these securities may be obtained, when available, from FBR Capital Markets & Co., Attention: Prospectus Department, 1300 17th Street North, Suite 1400, Arlington, VA 22209, via telephone at (800) 846-5050 or email at prospectuses@fbr.com; and Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor, Baltimore, MD 21202, via telephone at (855) 300-7136 or email at SyndProspectus@stifel.com.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company currently operates 13 ski resorts primarily located in the Northeast and Midwest, 12 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company’s umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities.

Forward Looking Statements

This press release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, risk factors that could affect the company’s ability to consummate the offering and other risks and uncertainties that are contained in its filings with the Securities and Exchange Commission.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.